EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GRAFTECH INTERNATIONAL LTD.,
a Delaware Corporation
GrafTech International Ltd. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
FIRST: That the undersigned is the duly elected and acting Chief Executive Officer and President of the Corporation.
SECOND: That the existing Amended and Restated Certificate of Incorporation of the Corporation previously effected a reclassification of the common stock, par value $0.01 per share, of the Corporation as set forth therein.
THIRD: That, pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Section 1 of Article V of the Amended and Restated Certificate of Incorporation of the Corporation hereby is deleted in its entirety and the following is inserted in lieu thereof:
“SECTION 1. Authorized Stock. The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 330,000,000, which shall be divided into two classes consisting of 300,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 30,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
Upon the filing and effectiveness pursuant to the DGCL of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amendment Effective Time”), each ten (10) shares of Common Stock issued and outstanding or held by the Corporation as treasury stock immediately prior to the Amendment Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued upon the Reverse Stock Split. Holders of record who otherwise would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio shall be issued an additional fraction of a share of Common Stock to round up to the next whole post-Reverse Stock Split share of Common Stock. No cash will be paid in lieu of fractional shares. Each certificate or book entry position that immediately prior to the Amendment Effective Time represented shares of Common Stock issued and outstanding or held by the Corporation as treasury stock shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position has been combined and converted pursuant to the Reverse Stock Split, subject to the elimination of fractional interests as set forth above. The Reverse Stock Split shall occur regardless of whether certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent for cancellation.
Subject to the rights of the holders of any outstanding class or series of Preferred Stock, the number of authorized shares of any class or series of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, and no separate vote of the holders of any class or series shall be required therefor irrespective of Section 242(b)(2) of the DGCL.”
FOURTH: That this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted and approved by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the DGCL.
FIFTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation shall be effective as of 12:01 a.m., Eastern Time, on August 29, 2025.
* * * * *

IN WITNESS WHEREOF, the undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing certificate are true and correct to the knowledge of the undersigned, and that this certificate is the act and deed of the undersigned.
Executed on this 28th day of August, 2025.

By: /s/ Timothy K. Flanagan
Timothy K. Flanagan
Chief Executive Officer and President
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